As filed with the Securities and Exchange Commission on May 9, 2014

No. 333-____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Helios and Matheson Analytics Inc.
(Exact name of registrant as specified in its charter)

Delaware	13-3169913
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Empire State Building, 350 5th Avenue New York, New York	10118
(Address of principal executive offices)	(Zip Code)

Helios and Matheson Analytics Inc.

2014 Equity Incentive Plan

(Full title of the plan)

Divya Ramachandran

Chief Executive Officer

Helios and Matheson Analytics Inc.

Empire State Building, 350 5th Avenue

New York, New York 10118

(Name and address of agent for service)

(212) 979-8228

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.01 par value	400,000	$4.4775	$1,791,000	$230.68

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also cover such indeterminate number of additional shares of the registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the registrant’s outstanding shares to be offered pursuant to the applicable plan described herein.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h)(1) of the Securities Act of 1933, as amended, based on the average of the high and low prices for the registrant’s common stock as reported on the Nasdaq Capital Market on May 8, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this registration statement:

(a)     The Registrant's Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Commission on March 3, 2014.

(b)     The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed with the Commission on May 9, 2014.

(c)     The Registrant’s Current Reports on Form 8-K filed with the Commission on March 5, 2014 and May 6, 2014.

(d)     The Registrant’s Definitive 14A filed with the Commission on April 17, 2014.

(e)     The description of the Registrant’s common stock included in the Form 8-A filed with the Commission on August 5, 1997, which is incorporated herein by reference, as such description was amended by the Current Report on Form 8-K filed with the Commission on November 23, 2009.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.          Description of Securities.

Not applicable. The Registrant's common stock has been registered under Section 12 of the Securities Exchange Act of 1934.

Item 5.          Interests of Named Experts and Counsel.

Not applicable

Item 6.          Indemnification of Directors and Officers.

Delaware Law

The Registrant is subject to the laws of Delaware on corporate matters, including its indemnification provisions. Section 145 of the General Corporation Law of Delaware (the “GCL”) provides that Delaware corporations are empowered, subject to certain procedures and limitations, to indemnify any person against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending, or completed action, suit, or proceeding (including a derivative action) in which such person is made a party by reason of his being or having been a director, officer, employee, or agent of the company (each, an “Indemnitee”); provided that the right of an Indemnitee to receive indemnification is subject to the following limitations: (i) an Indemnitee is not entitled to indemnification unless he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful, and (ii) in the case of a derivative action, an Indemnitee is not entitled to indemnification in the event that he is judged to be liable to the company (unless and only to the extent that the court determines that the Indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders, or disinterested directors, or otherwise.

Charter Provisions and Other Arrangements of the Registrant

Article Ninth of the Registrant's Certificate of Incorporation says that any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the corporation) by reason of the fact that he is or was a director, officer, incorporator, employee, or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), shall be indemnified by the Registrant to the full extent then permitted by Section 145 of the General Corporation Law of the State of Delaware against expenses (including counsel fees and disbursements), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by him in connection with such action, suit, or proceeding.

Article Tenth of the Registrant's Certificate of Incorporation says that to the fullest extent permitted by Paragraph (7) of Subsection (b) of Section 102 of the Delaware General Corporation Law, no director of the Registrant shall be liable to the Registrant or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision does not eliminate the liability of the director (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The term “damages” shall, to the extent permitted by law, include without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise, or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements).

Article VII, Section 1 of the Registrant's bylaws provide that the Registrant shall, to the fullest extent permitted by and pursuant to the provisions of the Delaware General Corporation Law, indemnify and advance expenses to any person: (1) who is or was a director of the Registrant; (2) who, while a director of the Registrant, is or was serving at the request of the Registrant as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, employee benefit plan, other enterprise, or other entity; (3) who is or was an officer of the Registrant; (4) who is or was an employee of the Registrant; (5) who is or was an agent of the Registrant; and (6) who is not or was not an officer, employee, or agent of the Registrant but who is or was serving at the request of the Registrant as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, employee benefit plan, other enterprise, or other entity.

Item 7.          Exemption from Registration Claimed.

Not applicable.

Item 8.          Exhibits.

Exhibit	Description

5	Opinion of Richardson & Patel LLP regarding legality

10.1	Helios and Matheson Analytics Inc. 2014 Equity Incentive Plan

23.1	Consent of Mercadien, P.C.

23.2	Consent of Richardson & Patel LLP (included in Exhibit 5)

Item 9.          Undertakings.

(a)     The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

(c)     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, New York, on May 9, 2014.

Helios and Matheson Analytics Inc.
/s/ Divya Ramachandran
By: Divya Ramachandran Its: President and Chief Executive Officer

/s/ Umesh Ahuja
By: Umesh Ahuja Its: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Dated: May 9, 2014	/s/ Divya Ramachandran
Divya Ramachandran, Chief Executive Officer, President (Principal Executive Officer) and Director

Dated: May 9, 2014	/s/ Umesh Ahuja
Umesh Ahuja, Chief Financial Officer (Principal Financial Officer)

Dated: May 9, 2014	/s/ Srinivasa Iyer Jambunathan
Srinivasa Iyer Jambunathan, Director

Dated: May 9, 2014	/s/ Kishan Grama Ananthram
Kishan Grama Ananthram, Director

Dated: May 9, 2014	/s/ Viraj Patel
Viraj Patel, Director

INDEX TO EXHIBITS

Exhibit	Description

5	Opinion of Richardson & Patel LLP regarding legality

10.1	Helios and Matheson Analytics Inc. 2014 Equity Incentive Plan

23.1	Consent of Mercadien, P.C.

23.2	Consent of Richardson & Patel LLP (included in Exhibit 5)